CODE OF ETHICS

OF

CIFC Investment Management LLC

and

its Affiliates

(Collectively, The “Advisers”)

Most Recently Amended: December 31, 2022

This Code of Ethics (the “Code”) is a confidential document, for the sole use of the Advisers and their Employees (as defined herein) (who shall not provide this Code or any portion thereof to any third-party). If a third-party comes into possession of this Code or portion thereof, it must be with the understanding that this Code establishes solely ethical standards and does not confer any legal, contractual or other right on any third-party with respect to the conduct of the Advisers or their Employees. No client of the Advisers or investor in any investment fund client the Advisers manage may rely on this Code as establishing any legal, contractual or other standard that any Adviser or its Employees must meet. Circumstances vary and practices evolve. To retain flexibility and relevance, new policies, guidance and amendments may be promulgated by email or even verbally before ultimately being summarized in this document. Such communications should be considered to be as valid and binding as the formal guidance contained in this document and the Advisers’ Regulatory Compliance Manual. Where the information or guidance herein does not appear to address your particular situation you should consult with CIFC’s Chief Compliance Officer.

TABLE OF CONTENTS

PART A—RULE 204A-1 STANDARDS	5
1. Standards of Business Conduct	5
2. Compliance with Applicable Securities and Related Laws	9
3. Personal Securities Transactions	11
4. Reporting Violations of this Code	16
5. Distribution of Code and Acknowledgment of Receipt	16
6. Recordkeeping	17
PART B—ADDITIONAL ETHICAL STANDARDS	18
1. Political Contributions; “Pay to Play”	18
2. Political Activities	18
3. Confidential Information	19
4. Governing Principles of Employment	19
5. Use of Adviser Assets	20
6. Recording Conversations	21
7. Recordkeeping and Financial Reporting	21
8. Record Retention	21
9. Dealings with Government and Industry Regulators	21
10. Protection of the Companies’ Names	21
11. Employee Involvement in Litigation or Proceedings	22
12. Intellectual Property	22

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Important General Information About This Code

This is the Code of Ethics (the “Code”) of CIFC Investment Management LLC and its affiliates.

We refer to each such company as an “Adviser” and collectively to the companies as “we” (or “us” or “our”) or the “Advisers”. We refer to the Advisers and CIFC LLC, our parent company, collectively as the “Companies”. This Code applies to each employee of each Adviser (each an “Employee” and collectively the “Employees”). This Code also applies to those interns, consultants and temporary personnel designated by the Compliance Department (each a “Temporary Employee” and together with the Employees, referred to herein as “Personnel”). This Code replaces in its entirety the previous Codes of Ethics of each Adviser.

This Code consists of two parts:

•	Part A — which primarily establishes the ethical and related standards specifically required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (“IC Act”).
•	Part B — which establishes additional ethical and related standards that enhance the required standards and reflect our culture and operations.

We are committed to the highest standards of integrity, honesty, fairness, and trustworthiness in all dealings with our clients and related activities, and full compliance at all times with applicable securities and other laws. These standards include:

•	We owe our clients our undivided loyalty: our clients trust and rely on us to act solely on their behalf. We hold ourselves to the highest standards of fairness in all such matters.
•	Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, regulators, investors and fellow Personnel.
•	Adhere to the highest standards with respect to any potential or actual material conflicts of interest with clients. You should not enjoy a benefit at the expense of any client.
•	Preserve the confidentiality of client information you obtain in the course of our business. Use the information properly and not in a manner adverse to our clients’ interests.
•	Conduct your personal financial affairs prudently. Avoid any action that could compromise your ability to deal objectively with our clients.
•	Contact the Chief Compliance Officer (the “CCO”) if you need any clarification regarding the Code, the Advisers’ Regulatory Compliance Manual (the “Manual”) or compliance matters in general.

All references to the CCO include, as appropriate, his/her designee.

You must observe the Code standards in their complete spirit as well as to the letter.

If you become aware of a violation of this Code (or any of our other policies, or a law applicable to us), you are required to report the violation. We urge you to also report possible or potential violations of the Code or any of our other policies or applicable law. The Code provides various ways in which you may report, including anonymously when possible.

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Where this Code prohibits specified types of conduct, it prohibits any form of indirect, in addition to direct, engagement in the conduct, such as through family members, friends or other third-parties. A violation of this Code, even if not a violation of law, can be grounds for disciplinary action, including, but not limited to, termination. Any waiver of a Code provision must be obtained in advance. It may be granted only by the CCO.[1] Additionally, failure to comply with applicable laws, the Manual and other policies may subject you to disciplinary action, including termination of employment, regulatory actions and civil and/or criminal penalties.

When this Code refers to an “approval,” such as by the CCO, it means prior, written and specific approval.[2] Please note also that from time to time, the Compliance Department may grant exceptions to provisions of the Code, the Manual and any other policies, and that the Compliance Department may, as appropriate, consult with others, including your supervisor, concerning your proposed activities.

When this Code refers to a “client” of the Advisers, it means only the entity with which we have entered into an investment management agreement or sub-advisory agreement (a “direct” client). Investors in a client that is a commingled investment fund (such as, a CLO or private fund) or investors in a client that is an investment company registered with the Securities and Exchange Commission (the “SEC”) under the IC Act (“Registered Fund”) are referred to herein as “investors.”

WE ARE COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. YOU SHOULD CONTACT THE CHIEF COMPLIANCE OFFICER OR DEPUTY CHIEF COMPLIANCE OFFICER ABOUT ANY ACTUAL OR SUSPECTED COMPLIANCE MATTER. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT THE COMPANY WILL NOT BE JEOPARDIZED BY COMMUNICATING SUCH MATTERS TO THE CHIEF COMPLIANCE OFFICER OR DEPUTY CHIEF COMPLIANCE OFFICER. RETALIATION AGAINST ANY EMPLOYEE WHO REPORTS AN ACTUAL OR SUSPECTED COMPLIANCE MATTER IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.

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PART A—RULE 204A-1 STANDARDS

This Part contains the business conduct, securities law compliance, access person reporting and other provisions required by Rule 204A-1 under the Advisers Act[3] and Rule 17j-1 under the IC Act.[4] As an SEC-registered investment adviser, we are a “fiduciary” to our clients. This means that we have a fundamental obligation to act in the best interests of our clients and that we owe our clients a duty of undivided loyalty and utmost good faith.

1.	Standards of Business Conduct

As an Employee or Temporary Employee, you represent us. Your interactions with our clients, investors in Adviser-managed or sub-advised funds or separately managed accounts, counterparties, brokers, vendors and other Adviser business relationships (collectively, “Adviser Relationships”), and all other persons, must reflect our values and ethics. In all such contacts, it is important to observe certain standards of conduct.

Treat each Adviser Relationship with respect and professionalism. We are committed to honest and fair dealing with all Adviser Relationships. Do not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

Earn Client Trust

Our reputation for integrity is tested every day by the way you treat the people with whom you do business. Honesty, fairness, and keeping commitments must be hallmarks of the way you conduct your Adviser-related business.

Present the Companies Truthfully

Your Adviser communications should reinforce a sense of trust in us. Whether statements are made through Adviser Relationships, the media or private conversation, honesty is the best policy. Your statements should be sufficiently candid, clear and complete so that they neither mislead nor lend themselves to misinterpretation.

We are also committed to full compliance with all requirements applicable to our public disclosures, including reports filed by the Advisers with securities regulators. Your business communications should be timely, clear and accurate.

Statements to the Media

All press releases and other public statements relating to the Companies, including to trade publications, must be approved in advance by the General Counsel (“GC”) and the Chief Executive Officer (“CEO”).

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Act Professionally

Be professional and conscientious in your business decisions. Your personal relationships must not interfere, or give the appearance of interfering, with your Adviser business judgments. Weigh all factors impartially and without prejudice and make all decisions based solely on merit. Honor your agreements and do not interfere with others’ contracts. Communicate clearly and effectively. Think before you speak and write. Be proud of what you say and write. Be clear and objective. Do not profess to be knowledgeable in areas beyond your expertise.

For example:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, investors, other Personnel, regulators, colleagues in the investment profession, and other participants in the global capital markets.
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position.
•	Avoid or appropriately address any actual or potential conflict of interest.
•	Conduct all personal securities transactions in a manner consistent with our Personal Trading policy (see Section 3 (Personal Securities Transactions) below).
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession.
•	Comply with applicable provisions of the federal securities laws.

Conflicts of Interest

Your business decisions must always be in the best interests of our clients and the Advisers. Avoid any business, financial or other relationship that might conflict with those interests or create an appearance of conflict. Avoid situations that could compromise your independent judgment. If a problem arises, handle it forthrightly and honorably. Following is a list of areas where conflicts are most likely to arise, and our related policies:

Outside Businesses. We and our clients expect our Employees to devote all or substantially all of their professional time and efforts to our clients. The involvement by Employees in an outside business (e.g., employment, consulting, volunteering, or serving as a director or trustee) could conflict with our clients’ interests. Accordingly, all Employees must obtain prior approval from the Compliance Department before engaging in any outside business activities, and must disclose all outside business activities in which they are involved in at the commencement of employment with the Advisers and must ensure that their disclosed outside business activities are current at all times. The Compliance Department shall have sole discretion to approve or disapprove proposed or existing outside business activities, and may attach specific conditions to approval. Requests to engage in and disclosure of outside business activities must be submitted through the web-based code of ethics platform (“ComplianceAlpha”, which can be accessed at [ ]). Note that Employees need not be compensated for an outside business activity for it to be covered by this policy.

Employees must disclose all actual or potential conflicts of interest known to them at the commencement of employment with the Adviser and promptly anytime thereafter. This includes previous or ongoing access to material non-public information (“MNPI”), such as access through prior employment or a seat on a board.

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Family Member Business Relationships. It could also be a conflict if an Immediate Family Member (defined below) of an Employee is involved in a business that may conflict with our or our clients’ interests (e.g., the spouse of an Employee works for a counterparty we trade with, a parent of an Employee is on the board of directors of a public company, etc.). All such involvements should be disclosed through ComplianceAlpha. An “Immediate Family Member” is the spouse, domestic partner, and any relative by blood, adoption or marriage (e.g., a child, parent, stepchild, stepparent, sibling, mother-in-law, father-in-law, brother-in-law, or sister-in-law) living in the same household as the Employee or Temporary Employee or who is financially dependent on the Employee or Temporary Employee (e.g., a child away at college who is financially supported by an Employee or Temporary Employee).

Financial Relationships. If an Employee or an Immediate Family Member of an Employee has a “financial relationship” (defined below) with an Adviser Relationship, that relationship could conflict with our or our clients’ interests, or create an appearance of impropriety. The financial relationship may only be maintained with CCO approval. By “financial relationship” we generally mean an equity or other investment (but not an investment in publicly-traded securities that does not represent more than 1% of such securities or more than 25% of your gross income), a loan or loan guarantee (other than customary personal loans, such as home mortgages), receipt of services, or any other financial benefit. The CCO may periodically ask Employees whether they (or any of their Immediate Family Members) have such financial relationships.

Adviser Business Opportunities. As an Employee, do not take for yourself a business opportunity that belongs to us or our clients, such as an investment with a limited supply.

Gifts and Entertainment. Gifts, favors, entertainment and other such inducements may be attempts to obtain favorable treatment. Accepting or providing such inducements could raise doubts about an Employee’s ability to make independent business judgments and our commitment to treating clients fairly. Note that certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

Employees may accept or provide gifts or entertainment, such as promotional items and business meals, if they are in line with accepted business practice, could not be construed as potentially influencing your business judgment or creating an obligation on your part, and if public knowledge thereof would not embarrass you, us or compromise our integrity. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis. Gifts and entertainment for current or prospective Adviser Relationships should be in line with customary business practice. They should be avoided where they might compromise our integrity.

Any gifts provided or received that exceed $50 must be reported through ComplianceAlpha. The giving of gifts with a value of $100 or more must be precleared in ComplianceAlpha. With respect to gifts received that exceed $100, the Compliance Department (in conjunction with the appropriate manager or business head) will determine if an Employee may keep the gift, must return it or whether it should more appropriately become Adviser property.

The receipt of group gifts, such as gift baskets, do not need to be reported.

Do not give or accept cash (or cash equivalents, such as gift cards). Do not benefit personally from any Adviser activity, such as an investment by us for a client, our selection or use of a firm as a broker or counterparty for client transactions, or our purchase of goods or services.

Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable and a representative of the giver accompanies the

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Employee. Any entertainment provided or received that exceeds $150 in value must be reported through ComplianceAlpha. Employees must be mindful of the potential conflict that such entertainment presents and obtain pre-approval from the Compliance Department if providing or receiving any entertainment that exceeds $250 per person.

Gifts and entertainment to government and public plan officials and employees are highly regulated and must be approved by the Compliance Department through ComplianceAlpha prior to the offering gifts or entertainment. Additional gift and entertainment policies relating to foreign governments and related parties are described in Section 2 below under “Foreign Corrupt Practices Act”.

Charitable Contributions. All charitable contributions made by the Companies to organizations affiliated with an Adviser Relationship must not create a potential or actual conflict of interest, be improper or create regulatory risk. Requests from an Adviser Relationship for contributions from the Companies must be made formally in writing.

A personal charitable contribution from Employees does not require pre-approval as long as it is sourced from their own funds, will not be reimbursed by the Companies and does not represent a contribution from the Companies.

Offers of Employment. Offers of employment may, in some circumstances, be an attempt to divide your loyalties. If you receive a job offer from an Adviser Relationship or an Adviser competitor, and give any consideration to the offer, immediately notify your supervisor and recuse yourself from making Adviser decisions that affect the prospective employer. If you accept the job offer, immediately notify your supervisor.

Client/Investor Privacy

The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act, requires an investment adviser to disclose to its clients, who are natural persons, its policies and procedures regarding the use and safekeeping of client records and information. Accordingly, clients are provided with CIFC LLC’s Privacy Notice at the time they become a client and annually thereafter, to the extent required.

CIFC recognizes the importance of privacy of information it receives regarding clients/investors.

Below is a summary of CIFC’s Information Security, Cybersecurity and Privacy Policy (which can be found in the Manual):

1.	CIFC shall not sell Nonpublic Information (as defined in the Information Security, Cybersecurity and Privacy Policy) to anyone.
2.	Personnel must make reasonable efforts to comply with CIFC’s Information Security, Cybersecurity and Privacy Policy.
3.	Nonpublic Information may only be given to third-parties under the following circumstances:
•	To broker/dealers opening brokerage accounts.
•	To accountants, lawyers, and others as directed in writing by clients or investors.
•	To specified family members as directed in writing by clients or investors, or as authorized by law.
•	To third-party service providers, as necessary to service client accounts.
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•	To regulators and others, as required by law.
4.	Any suspected breaches of the Information Security, Cybersecurity and Privacy Policy must be immediately reported to the CCO.
5.	Employees may only discard or destroy Nonpublic Information in accordance with the Document Destruction Policy, which is contained in the Maintenance of Books and Records portion in the Manual.

2.                   Compliance with Applicable Securities and Related Laws

We strive to comply fully with all securities and other laws applicable to us.[5] Personnel must always comply with the letter and spirit of those laws in all Adviser activities. Become knowledgeable about the securities laws related to your job responsibilities, and with the securities laws applicable to us. Noted below are some of the securities and related laws that particularly apply to us and our Personnel.

Anti-Fraud

Personnel may not engage, directly or indirectly, in fraudulent conduct in the purchase or sale of a Security (as defined below in Section 3 “Personal Securities Transactions”) held or to be acquired by a client (including a Registered Fund), including employing any device, scheme or artifice to defraud the client; making any untrue statement of a material fact to the client or omitting to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or engaging in any manipulative practice with respect to the client.

Insider Trading

Securities laws generally prohibit trading securities while in possession of MNPI about the issuer of the securities, or from passing such MNPI to others who might use it to trade the securities, and we strictly prohibit such conduct. In general, information is “material” if it would be considered important by an investor in making an investment decision.

General Definition of MNPI. Generally, MNPI is information that has not been generally made available to the public that has a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or is reasonably certain to have a substantial effect on the price of a company’s securities.

See Annex A for additional guidance regarding what constitutes MNPI and insider trading. If you have questions about whether certain information is MNPI, you should consult with the CCO.

Personnel may have MNPI about the Advisers, the borrowers under bank loans on which we are “private” (“Bank Loan Issuers”) or possibly other companies. Personnel may have MNPI about Bank Loan Issuers because we frequently have non-public information about them (by virtue of being “private” on many of them) and some of that information is likely to be material.

As a further step to prevent insider trading, if you possess MNPI about Bank Loan Issuers or other companies, you should handle the information with particular care, so that it is accessible only within the firm by those with a legitimate business need-to-know such information. In limited circumstances and only in consultation with the GC, it may be permissible to share MNPI of Bank Loan Issuers with non-Personnel (for example, if we serve on

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a creditors' committee).

Front-Running

Securities laws generally prohibit the “front-running” of a securities transaction made by us for a client or on our own behalf, and we strictly prohibit this conduct. Front-running is taking a long or short position in a Security (e.g., in a personal securities account) with knowledge that the position or a similar position will soon be taken by us for a client. The effect of the front-running transaction is to take advantage of non-public information that can reasonably be expected to have an immediate and favorable impact on the front-running position. Front-running can increase the cost, or decrease the selling price, of the position to the client.

SEC Investment Adviser Requirements

As RIAs, we and you are subject to various securities law requirements specific to RIAs. Many of those requirements are set forth herein. Additional requirements are addressed in our Manual.

Bribery and Rebates

We forbid bribery in any form in all Adviser business dealings. No Adviser funds may be used for any bribe, kickback or other unlawful payment anywhere in the world or under any circumstances. Our purchase or sale of goods and services must not lead to your receiving personal kickbacks or rebates. These can take many forms and are not limited to direct cash payments. In general, neither you nor your family may stand to gain personally from an Adviser transaction in which you are involved.

Foreign Corrupt Practices Act

No payments of money, gifts, services, entertainment or anything else of value (whether owned by the Advisers or you) may be offered or made available in any amount to any government official or employee. Such payments or offers are not legal in the U.S., and should not be made in other countries even if legal there, if they violate U.S. law (notably the Foreign Corrupt Practices Act (“FCPA”)), regardless of the nationality of the recipient. The FCPA applies to us and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining, or directing business.

The FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. The Advisers and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain pre-approval from the CCO through ComplianceAlpha prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting, through ComplianceAlpha.

Employees planning to engage third-parties to act on behalf of the Advisers, or facilitate interactions for the Advisers, with any officer, employee or instrumentality of any foreign government (including sovereign wealth funds and government-owned entities) must receive prior approval from the CCO. Personnel must consult with the CCO if there is any question as to whether gifts or entertainment need to be precleared and/or reported in connection with this Code.

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3.                   Personal Securities Transactions

General

We are subject to specific SEC requirements regarding the reporting of personal securities transactions and holdings by Access Persons (as defined below). Thus, this Code contains reporting and other requirements for these individuals. We have also established various additional requirements, as set forth below, relating to personal trading of Securities (as defined below), including pre-approval of participation in an initial public offering and the purchase of a private investment.

Definitions

The following defined terms are used throughout this section of the Code. Terms not defined herein shall have the meanings set forth as they are used.

“Access Person” is any Personnel who (i) makes, participates in, obtains or has access to nonpublic information about our purchase or sale of Securities for any client or nonpublic information regarding the portfolio holdings of any Reportable Fund, (ii) is involved in making Securities recommendations for our clients, (iii) has access to such recommendations that are nonpublic, or (iv) has access to the Advisers’ investment files.

The Compliance Department shall make final determinations as to who is an Access Person, notify individuals of their Access Person status, maintain a current list of Access Persons, review holdings and transaction reports, and generally administer the Access Person-related requirements under Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

“Beneficial Interest” is a very broad concept. You should consider yourself to have a Beneficial Interest in any Securities (as defined below) in which you, through any contract, arrangement, understanding, relationship or otherwise, have a direct or indirect economic or pecuniary interest, which includes the opportunity, directly or indirectly, to share in any profit derived from a transaction in those Securities.

In addition, an Access Person:

•	is presumed to have a Beneficial Interest in all transactions executed in any account owned by an Immediate Family Member, but this presumption can be rebutted.
•	has a Beneficial Interest in a trust of which he/she is a beneficiary, a settlor or a trustee with power to revoke the trust.
•	has a Beneficial Interest in stock owned by another person but where he/she has the right to receive distributions from the stock.
•	has a Beneficial Interest if he/she has the right to acquire Securities through the exercise or conversion of any Security or derivative on a Security, whether or not the right is currently exercisable or convertible.

An Access Person:

•	generally does not have a Beneficial Interest in the underlying holdings of (i) a partnership of which he/she is a limited rather than general partner or (ii) an LLC or corporation where he/she is not a managing member or controlling owner and does not have or share control over the entity’s investing.
•	does not have a Beneficial Interest in the Securities owned by a Registered Fund or in a public utility holding company registered under the Public Utility Holding Company Act of 1935.
•	does not have a Beneficial Interest in qualified tuition programs established pursuant to Section 529
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of the Internal Revenue Code (“529 Plans”) if neither the Companies (nor a control affiliate[6] of the Companies) manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of this Code. Personnel should ask the CCO if they have any questions or doubt at all about whether they or an Immediate Family Member would be considered to have a Beneficial Interest in any particular situation.

“Discretion” means, with respect to any account or Security, the authority (directly or indirectly) to influence, direct or effect specific investment decisions with respect to such account or Security. The ability to specify only the investment strategy of an account does not constitute Discretion over that account.

“Employee Restricted List” is a file labelled as such and saved in the “G:\Compliance for Employees” drive and is updated daily. The Employee Restricted List that shares the same date as that of your intended trade is the applicable list.

“ETF” is an exchange-traded fund.

“ETN” is an exchange-traded note.

“Exempt Securities” are:

•         An interest in a money market fund

•         Shares issued by open-end Registered Funds other than Reportable Funds

•         An interest in a unit investment trust that invests exclusively in one or more Registered Funds, none of which are Reportable Funds

•         A direct obligation of the U.S. government

•         A bank certificate of deposit

•         A banker’s acceptance

•         Commercial paper

•         A high-quality short-term debt instrument (a repurchase agreement is included as a debt instrument for the purposes of this Code) [7]

Transactions in Exempt Securities are exempt from the preclearance requirements under this Code.

“ICO” is an initial coin offering, i.e. an initial public offering of a crypto asset.

“IPO” is an initial public offering, and this includes an ICO. This is generally the first Security publicly offered by an issuer.[8]

“Managed Account” is an account managed by an arms-length third-party adviser and in respect of which

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neither you nor any Immediate Family Member has any Discretion.

“Preclearance Security” means (i) all Reportable Securities and (ii) Registered Funds that are managed or advised by the Companies.

“Private Placement/Limited Offering” is an offering of Securities that is exempt from registration under the Securities Act pursuant to Sections 4(a)(2) or 4(a)(5) or pursuant to Rule 504 or Rule 506 under the Securities Act. This type of investment generally includes an investment in a hedge or private equity fund, other private investment partnership or similar vehicle.

“Reportable Fund” is (i) any fund for which the Companies serve as an investment adviser as defined in Section 2(a)(20) of the IC Act (i.e., an adviser or sub-adviser of a Registered Fund); or (ii) any such fund whose investment adviser or principal underwriter controls the Companies, is Controlled by the Companies, or is under common Control with the Companies. As of the date of this Code, Catalyst/CIFC Floating Rate Income Fund and City National Rochdale Strategic Credit Fund are the only Reportable Funds.

“Reportable Securities” are Securities in which you or an Immediate Family Member has, or will acquire by transaction, a direct or indirect Beneficial Interest, other than (i) Exempt Securities and (ii) Securities held in a Managed Account.

“Security” is anything that is considered a “security” under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the IC Act. A security is a broad term that generally includes any stock or other equity security, bond or other debt security, interest in a limited partnership or LLC, or other financial instrument. For the purposes of this Code, crypto assets that are issued through an ICO or limited offering are Securities.

Reporting Obligations

Securities Accounts

All Personnel are deemed to be Access Persons. As an Access Person, you must report to the Compliance Department through ComplianceAlpha each account that can hold Securities that you or an Immediate Family Member owns, or in which you or an Immediate Family Member has a direct or indirect Beneficial Interest, including:

•	Managed Accounts; and
•	accounts that you or an Immediate Family Member own that can contain Reportable Securities, even if the accounts do not contain Reportable Securities at the time you disclose it

(together, “Disclosable Accounts”).

You must promptly (and in no event later than 30 days after the end of each calendar quarter) report through ComplianceAlpha the opening of new Disclosable Accounts. Such report must contain, at a minimum, the following information: (i) the name of the broker, dealer or bank with whom the account is established; (ii) the date the account was established; and (iii) the date that the report is submitted by you. Unless exempted by the CCO, Disclosable Accounts may only be opened with brokerage firms that provide the Compliance Department with transaction and holding information directly via electronic feed to ComplianceAlpha, as the list of such brokerage firms are updated from time to time. Please consult with the Compliance Department for this list of brokerage firms before opening a new securities account.

In addition, for each of your or an Immediate Family Member’s Managed Accounts, you will be required to provide documentation from the applicable broker certifying that neither you nor any Immediate Family Member has any Discretion over such accounts. Please consult with the CCO for any specific and ongoing requirements related to Managed Accounts.

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Holdings and Transactions

You must report through ComplianceAlpha both holdings and transaction information with respect to Reportable Securities whether held in a Disclosable Account or not (e.g., interests in a hedge or private equity fund).

Initial and Annual Holdings Reports

Access Persons must submit a holdings report in ComplianceAlpha. Such “holdings reports” must contain the name and type of Reportable Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security, the name of any broker, dealer or bank with which such Access Person maintains an account containing Reportable Securities and the date the report was submitted. Access Persons must submit their initial holdings report within 10 days of becoming an Access Person, and an annual holdings report thereafter (which may be satisfied, in the CCO’s discretion, by the automatic delivery of a broker feed or statements). The initial holdings report must show all the Access Person’s Reportable Securities holdings as of a date no more than 45 days before becoming an Access Person. The annual holdings report must show all Reportable Securities holdings as of a date no more than 45 days prior to the date the report was submitted.

In most cases, you can satisfy the initial and annual holdings reports requirement by establishing a direct feed with your broker through ComplianceAlpha or submitting copies of your brokerage account statements, since they typically show holdings as well as transactions. However, if you hold Reportable Securities that are not shown on the account statements (e.g., interests in private investment partnerships), you must separately report those holdings by entering them directly into ComplianceAlpha.

Quarterly Transaction Reports

Access Persons must report transactions in Reportable Securities through ComplianceAlpha on no less than a quarterly basis. Such transaction reports must contain the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved and the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the Security at which the transaction was effected, the name of any broker, dealer or bank with or through which the transaction was effected, and the date the report was submitted. Quarterly reports must be submitted no later than 30 days after the end of each calendar quarter.

If we receive an electronic feed directly from the brokerage firm where you maintain an account containing Reportable Securities, you may satisfy this requirement by entering your account information into ComplianceAlpha and confirming that all transactions in Reportable Securities during the period have been recorded in ComplianceAlpha. If we do not receive an electronic feed directly from the brokerage firm where you maintain an account containing Reportable Securities, unless the CCO determines otherwise, you must satisfy this requirement by arranging for such brokerage firm to send the CCO a duplicate copy of each monthly or quarterly statement for your accounts that contain Reportable Securities (see Annex B for a sample direction letter to your broker that can be used for this purpose).

Access Persons are not required to submit a transaction report for purchases effected pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (an “Automatic Investment Plan”).

If you plan to submit your transaction reports other than by means of an electronic broker feed or duplicate monthly or quarterly statements, you must consult with the CCO regarding the format you intend to use.

Pre-Approval of IPO and Private Placements/Limited Offerings

Access Persons must obtain pre-approval of any purchase or sale of a Security (in which the Access Person or an Immediate Family Member proposes to acquire a direct or indirect Beneficial Interest) in an IPO (this includes an ICO for a crypto asset) or a Private Placement/Limited Offering (e.g., investments in a hedge fund, private

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equity fund and other private investment funds). All requests for approval to purchase a Security in an IPO or Private Placement/Limited Offering must be submitted through ComplianceAlpha.

Pre-Approval of Preclearance Securities Transactions

Access Persons must obtain pre-approval for the purchase, sale, short sale or cover of Preclearance Securities in which the Access Person or an Immediate Family Member has or proposes to acquire a direct or indirect Beneficial Interest, including stocks, bonds and options. All requests for approval to purchase or sell such Preclearance Securities must be submitted through ComplianceAlpha.

In addition, certain other transactions require preclearance.

Except as otherwise specified by the Compliance Department, pre-approval of a transaction is effective only for the trading day on which the approval is granted. Note that if you receive preclearance approval for a non-market order transaction (i.e., a limit order), the approval is still only effective for the trading day on which it was received and therefore your standing order must be implemented to start and expire on the same trading day. If your preclearance request is denied, you must not execute the trade in your (or your Immediate Family Member’s) securities account. If you believe the denial you received in ComplianceAlpha was received in error, reach out to the CCO to discuss.

Restrictions on Transactions in Securities

Access Persons and their Immediate Family Members may not buy, sell, short or cover (i) any Security of an issuer that is listed on the Employee Restricted List, (ii) any Security listed on the Employee Restricted List, or (iii) any ETF or ETN where a loan/Security issued by an issuer on the Employee Restricted List is held in the ETF or ETN’s portfolio and makes up more than 5% of the aggregate value of the portfolio (Securities referenced in (i), (ii), and (iii) collectively, “Restricted Securities”), either directly or in Disclosable Accounts over which they have Discretion. Accordingly, preclearance requests in ComplianceAlpha seeking to transact in any Restricted Securities will be declined. If you owned a Restricted Security before the applicable issuer or Security was added to the Employee Restricted List or before joining the firm, you may continue to own it but you may not trade the Restricted Security.

An issuer for which we may be in possession of material non-public information can only come off the Employee Restricted List upon completion of the private-to-public questionnaire and requires approval from the CEO and CCO.

Other Restrictions on Personal Trading

Except in limited circumstances as determined by the CCO, you may not:

•	engage in frequent short-term trades of Securities, as this could interfere with your job responsibilities, including the time and attention you devote to them; or
•	trade based on information you learned while performing your duties for the Companies (including information learned by your colleagues while performing their duties for the Companies and communicated to you).

Consult with the CCO should you have any questions.

Review of Transaction and Holdings Reports

The Compliance Department shall review or appoint third-party compliance consultants to review transaction and holdings reports. The CCO shall from time to time consider ways to enhance the efficiencies of the review process. Any third-party compliance consultant or vendor will be subject to confidentiality obligations with respect to the personal information of our Personnel.

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4.                   Reporting Violations of this Code

If you become aware of a violation of this Code, or of any other Adviser policy or applicable law, you must report the matter to us, and we encourage you to report possible or potential Code violations. You can report in any of the following ways:

•      file a report by going to www.ethicspoint.com;

•      call our 24-hour compliance hotline at (888) 203-8727;

•	contact the CCO directly (or the CCO if the matter involves the Deputy CCO, or the CEO if the matter involves the CCO); or

•      contact your supervisor or other management Employees.

If you wish to register any other complaint or concern related to this Code, or any other Adviser policy or applicable law, you are encouraged to do so, in any of the ways noted above.

We will preserve the anonymity of any reporting Personnel who so requests, as well as the confidentiality of matters associated with a report or investigation, to the extent reasonably possible in light of our need to investigate reported matters, the requirements of applicable laws and our other policies. If you are concerned about confidentiality, you may place an anonymous call to our compliance hotline or file an anonymous report at the website referenced above. We will not tolerate any retaliation against any reporting Personnel. You must preserve the confidentiality of investigative matters. Only authorized Employees have access to reports or complaints filed pursuant to the methods described above.

We will take necessary steps to stop unlawful or unethical behavior and will take appropriate disciplinary action, including discharge, against those who willfully violate this Code or our other policies, even if the violations do not constitute a violation of law, or for such other reasons as we deem appropriate, including taking action against individuals responsible for failure to reasonably detect a violation or to supervise Employees in the fulfillment of their responsibilities in a manner consistent with this Code and our other policies. You must cooperate fully in any investigation of a complaint under this Code or our related policies.

5.                   Distribution of Code and Acknowledgment of Receipt

A critical aspect of this Code is its effective communication to all Personnel. The Compliance Department shall maintain procedures to ensure that all Personnel are familiar with this Code and related policies. These procedures include:

•	Providing all new Personnel with a copy of this Code through ComplianceAlpha.
•	All Personnel must review and acknowledge receipt of this Code on at least an annual basis through ComplianceAlpha.
•	Providing initial new hire and ongoing training to Personnel regarding this Code.
•	Documentation of compliance with these procedures and retaining appropriate records demonstrating the compliance.
•	Providing a copy of any amendments to this Code and obtain a Code Acknowledgment confirming receipt of the amended Code through ComplianceAlpha.
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6.                   Recordkeeping

Recordkeeping under this Code requires that reports presented to the trustees/directors of a Registered Fund pursuant to Rule 17j-1(c)(2)(ii) of the IC Act that describe issues arising under the Code and certify that procedures have been adopted to prevent Access Persons from violating the Code must be maintained for a period of five years after the end of the fiscal year in which such report is made, provided that for the first two years such reports must be preserved in an easily accessible place. The Companies will coordinate with any relevant Registered Fund and its investment adviser to ensure that any Registered Fund records relating to the activities of the Companies are maintained in accordance with applicable law.

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PART B—ADDITIONAL ETHICAL STANDARDS

1.	Political Contributions; “Pay to Play”

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-approval from the CCO through ComplianceAlpha. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by SEC Rule 206(4)-5 (the “Pay to Play Rule”). This rule is designed to combat pay to play arrangements in which an adviser is selected as an asset manager based on the campaign contributions made by “covered associates” to political officials versus merit. A “covered associate” of an investment adviser is: (1) any general partner, managing member or executive officer, or other individual with a similar status or function; (2) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (3) any political action committee controlled by the investment adviser. To the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution. All political contribution requests must be submitted through ComplianceAlpha.

Covered associates will be required to disclose their political contributions made during the two years prior to becoming a covered associate. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of clients; contributions for all other potential covered associates will be reviewed for the past two years.

Employees must preclear through ComplianceAlpha intended contributions to local, state and federal political candidates, parties, or action committees. Employees must also seek pre-approval for any solicitation or coordination of contributions (e.g., hosting a fundraising event) for local, state, or federal political candidates, parties, or action committees.

Employees are prohibited from doing anything indirectly that they are prohibited from doing directly under the Pay to Play Rule. Therefore prohibited contributions cannot be routed through an Immediate Family Member. A political contribution sourced from bank accounts held in both the names of an Employee and a spouse or other Immediate Family Member could be viewed as a contribution made by the Employee and therefore cannot be made without pre-approval from the Compliance Department. Independent political contributions made by an Immediate Family Member from their own bank account do not require pre-approval.

Any political contribution by the Advisers, rather than its Employees, must be precleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay to Play Rule, as well as a list of all clients that meet the definition of a “government entity” for purposes of the Pay to Play Rule.

All third-party solicitors or placement agents soliciting business from any government entity must be a RIA or a registered broker-dealer subject to pay to play restrictions that are imposed by a national securities association.

Employees are prohibited from seeking reimbursement from the Companies for political contributions made by them.

2.	Political Activities

You may not use the Advisers’ assets or name for political purposes or endorsement, or include any political contribution on your expense account or in any other way that causes us to reimburse you for that expense. In general, the cost of fundraising tickets for political functions is considered a political contribution. Therefore, including the cost of any such fundraising dinner on an expense account, even if business is in fact discussed, is

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prohibited.

3.	Confidential Information

Treat all confidential information with care. Such information includes data about us and our Employees, clients, trade secrets, assets, finances, trading techniques, vendors, intellectual property, business plans and strategies, pricing strategies, marketing data and strategies, sales, terms, costs, distribution, technical expertise and other non-public information, and the programs, processes, data, plans and strategies you develop while our Employee. Confidential information does not need to be marked “confidential” to be considered confidential.

When reasonably practicable to do so, mark confidential information materials “non-public and confidential” and do not discuss or review the information in public places (i.e. elevators, hallways, public transportation or restaurants). Do not leave hard copies of materials containing confidential information where they may be accessible to third parties. The intentional or inadvertent disclosure of the information can injure our clients and other persons. Limit discussions and disclosure of the information to such Personnel who need to know.

The confidential information you learn or develop during your employment is our exclusive property. You may not disclose it to any third-party without our prior consent, or to advance your or any other person’s interests, either during your employment or after you have left our employ. Only we determine who is entitled to possess or use confidential information, except when the law requires otherwise. You must return all documents containing confidential information to us upon your departure from our employ and may not retain copies of any confidential information in any form.

Special confidentiality agreements may be required for third parties seeking access to non-public information about the Advisers, our clients or any investments reviewed or made by the Advisers.

4.	Governing Principles of Employment

Equal Employment Opportunity

We strive to use Employees’ skills and abilities to the fullest extent without regard to factors unrelated to job performance.

Specific objectives of this policy are to: comply with all applicable laws regarding equal employment; ensure that the concepts of equal employment opportunity are understood by managers; recruit, hire, train and promote the best qualified individuals based upon relevant factors such as work quality and productivity, and without regard to sex, race, ancestry, religion, national origin, age, disability, medical condition, marital status, veteran status, citizenship status, sexual orientation or other protected group status factors (“Protected Status”); and ensure that Employee personnel decisions are made in accordance with these objectives.

Harassment

Our Employees are our main asset. You must treat your colleagues with respect and observe the highest standards of collegiality. We are committed to maintaining a work environment that is free of discrimination, including harassment, on the basis of any legally protected status. We will not tolerate any form of harassment against any Employee based upon their Protected Status by anyone, including employees of other firms. You must avoid any behavior or conduct that could reasonably be interpreted as harassment. This is particularly true of our managers.

The conduct prohibited by this policy includes all unwelcome conduct, whether verbal, physical or visual, that is based upon a person’s Protected Status or that of the person’s relatives, friends or associates. It includes epithets, slurs, negative stereotyping or intimidating acts that are based on a person’s Protected Status, as well as written or

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graphic material circulated or posted within the Companies (including via electronic mail) that shows hostility toward a person because of their Protected Status.

Sexual harassment generally consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature, not only when the conduct is a condition of employment but also when it creates an intimidating, hostile or offensive working environment. Sexual harassment includes: explicit demands for sexual favors; sex-oriented verbal kidding, teasing or jokes; continued or repeated verbal abuse of a sexual nature; graphic or degrading comments about an individual or his or her appearance; the display of sexually suggestive objects or pictures; subtle pressure for sexual activity; unwelcome physical contact such as patting, hugging, pinching or brushing against another’s body; and discussions about sexual behavior or interests.

The fact that co-workers once had some sort of consensual relationship does not excuse harassing conduct that occurs after the relationship ends. Impermissible sexual harassment can be directed at either men or women and may include same-sex harassment.

If a complaint is found to have merit, we will take appropriate disciplinary action.

Allegations of harassment raise serious workplace issues and are to be made in a responsible manner. Employees who allege harassment in a false or reckless manner may themselves face disciplinary action. Any Employee who registers a complaint based on a reasonable belief that our policy against harassment and discrimination has been violated or cooperates in the investigation of a complaint will be protected from retaliation of any kind.

Illegal drugs, alcohol and weapons

We prohibit the use, possession, distribution, selling or manufacturing of any illegal drugs or any alcohol or any illicit or improper use of prescribed drugs on our property or on the job, or the possession of any dangerous weapon or firearm on our property or on the job. You may not be under the influence of either drugs or alcohol while on our property or while conducting Adviser business. Moderate use of alcohol served at our official functions or while on our business conducted on or off our property is acceptable if reasonable under the circumstances, and provided that you comply with legal driving and other guidelines and laws.

Appropriate language

Do not use inappropriate language when communicating with others, including unwanted, deliberate, repeated or unsolicited vulgar, insulting, abusive or crude language.

Workplace violence

Threats, threatening and abusive behavior, or acts of violence (verbal or physical) against Employees, clients or other individuals or against our property by anyone on our premises or while on our business are prohibited.

5.	Use of Adviser Assets

You are personally accountable for the safekeeping, maintenance and proper and efficient utilization of our assets over which you have control. You must protect those assets against both intentional and unintentional loss or damage. We provide a wide variety of assets as resources for Employees in conducting our business, such as computers, communications systems (i.e., telephones, cell phones and tablets) and other equipment and materials. You must use reasonable judgment and discretion so that our assets are used for legitimate business purposes. Items such as equipment and supplies should be used for legitimate business purposes or for charitable purposes authorized by designated management. Limited personal use of corporate assets is permissible, but Personnel must never allow personal activities to incur any incremental cost to a client. In addition, equipment or supplies should not be sold, loaned, given away or otherwise disposed of regardless of condition or value without approval from the Compliance

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Department.

6.	Recording Conversations

Without the prior written consent of the GC, you may not record any telephone or other conversation. However, we may, without notice, record your conversations, including but not limited to instances when we are required to do so under the applicable regulations, when we are conducting an investigation into potential violations of this Code or related policies or in conjunction with regulatory authorities.

7.	Recordkeeping and Financial Reporting

Our records are critical to our business. All records, including employment, payroll and financial data, checks and payments, as well as other essential data, must be prepared with accuracy and care. Dishonesty or carelessness in recording or reporting information is not only prohibited but could lead to civil and criminal liability for you or us. All books and financial records must be kept in such a way as to fully and accurately reflect in reasonable detail, all receipts, expenditures, transactions, assets and liabilities in conformity with our policies and generally accepted accounting principles. No false or artificial information may be recorded for any reason. You are personally accountable for our funds over which you have control. No payment may be made, or invoice issued, with the intention or understanding that any part of such payment or receipt is to be used for a purpose other than that described in the supporting documents. The use of secret funds or unrecorded accounts is prohibited. You must not mislead or withhold information from our independent or internal auditors.

8.	Record Retention

You must observe our Document Destruction policy (which can be found in the Manual) which contains our requirements for identifying, safeguarding, retaining and disposing of our records. Various SEC rules and other laws require us to retain certain records for various periods, particularly trading records. In addition, if litigation or a government investigation or audit is pending, relevant records must not be destroyed until the matter is closed.

9.	Dealings with Government and Industry Regulators

We forbid payments of any kind by us, our Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the U.S. or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

You shall fulfill your personal obligations to governmental and regulatory bodies, such as forms or reports required by regulatory bodies.

You shall cooperate with our senior management in any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against us. For example, you shall reasonably assist us in such matters, including meeting or consulting with our representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

10.	Protection of the Companies’ Names

Our corporate names, reputation, goodwill, and credibility are valuable assets. You must safeguard them from any

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potential misuse. You should not allow the use of an Adviser name to indicate a relationship between the Adviser and any other entity or activity when such relationship does not in fact exist.

11.	Employee Involvement in Litigation or Proceedings

You must notify the CCO immediately if you become involved in or threatened with any litigation, administrative investigation or proceeding; are subject to any judgment, order or arrest; or are contacted by any regulatory authority.

12.	Intellectual Property

The Advisers own all intellectual property that you create in connection with your employment, including but not limited to, research and development, software, financial information, investments, products, marketing and advertisements, spreadsheets, pricing, trade secrets, computer codes and programs, business methodologies and processes, databases, lists of actual or potential investors, business relationships, policies and procedures, training and any other non-public information of the Advisers. Your acknowledgement and agreement to this Code confirms your assignment of any such rights, title and interest you may have to the Advisers.

[1]       Except that waivers for the CCO must be granted by the CEO.

[2]       Where the Code refers to approval by the CCO but it is the CCO that is seeking the approval, the approver shall be the CEO.

[3] Rule 204A-1 under the Advisers Act requires SEC-registered investment advisers (“RIAs”) to establish, maintain and enforce a written ethics code that, at a minimum, contains standards of business conduct that the RIA requires of its employees, reflecting the RIA’s fiduciary obligations and those of its employees; requires the RIA’s employees to comply with applicable securities laws; requires the RIA’s “Access Person” employees to report, and the RIA to review, their personal securities transactions and holdings; requires the RIA’s employees to report to the RIA any violations of the code; and requires the RIA to give each employee a copy of the code and obtain an acknowledgment of his receipt of the code.

[4] Rule 17j-1 under the IC Act requires every Registered Fund (other than a money market fund or a fund that does not invest in Securities (as defined herein) and each investment adviser of and principal underwriter for the Registered Fund to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as defined herein) from, directly or indirectly, employing any device, scheme or artifice to defraud the Registered Fund; making any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading; engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund; or engaging in any manipulative practice with respect to the Registered Fund.

[5] The main securities laws applicable to us are the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Advisers Act, the IC Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under those acts, the Bank Secrecy Act as it applies to clients and us, and any rules adopted thereunder by the SEC or the Treasury Department.

[6] A “control affiliate” of the Companies is any person directly or indirectly Controlling, Controlled by, or under common Control with, the Companies. “Control” is the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. It is presumed where a person owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting Securities of an entity.

[7] A “high quality short-term debt instrument” is an instrument with an original issuance of less than 366 days that is rated at issuance in the two highest ratings categories of a recognized ratings issuer.

[8] Under the Advisers Act and the IC Act, an “IPO” is defined as an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.